MY PALACE PORTAL, INC.

FINANCIAL STATEMENTS AND

AUDITOR’S REPORT MAY 31, 2020

Mosel & Ginn, PLLC

Certified Public Accountants

Mosel & Ginn, PLLC

Certified Public Accountants

1255 W. 15th Street, Suite 135

Plano, TX 75075

(469) 429-4229

INDEPENDENT AUDITOR'S REPORT

To the board of directors My Palace Portal, Inc. 2201 Long Prairie Rd. Flower Mound, TX 75022

Report on the Financial Statements

We have audited the accompanying financial statements of My Palace Portal, Inc (the "Company"), which comprise the balance sheet as of May 31, 2020, and the related statements of income and shareholder's equity, and cash flows for the period from inception (March 18, 2020) to May 31, 2020, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of My Palace Portal, Inc. as of May 31, 2020, and the results of its operations and its cash flows for the initial period then ended in accordance with accounting principles generally accepted in the United States of America.

July 28, 2020

Plano, TX

MY PALACE PORTAL, INC.

BALANCE SHEET

MAY 31, 2020

ASSETS

Current assets:
Cash	$500
Current realization of deferred tax asset	1,582
Total current assets	2,082

Other assets
Intellectual property	80,000
Deferred tax asset	22,050
Total other assets	102,050

Total Assets	$104,132

LIABILITIES AND SHAREHOLDER'S EQUITY

Note payable to shareholder

Commitments and contingencies

Shareholder's equity:
Common stock- Class A $.001 par value; authorized, 2,500,000 shares with 2,000,000 shares issued and outstanding at May 31, 2020	2,000
Common stock- Class B $.001 par value; authorized, 25,000,000 shares with 250,000 shares issued and outstanding at May 31, 2020	250
Additional paid-in capital - Class A	78,000
Additional paid-in capital - Class B	62,250
Retained deficit	(88,901)
Total shareholder's equity	53,599

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$104,132

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

STATEMENT OF INCOME

FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Revenue	$-

Expenses
Organizational costs	112,500

Operating Loss	(112,500)

Other Expenses
Interest expense	33

Loss before federal income taxes	(112,533)

Federal tax provision	23,632

Net Loss	$(88,901)

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

STATEMENT OF SHAREHOLDER'S EQUITY

FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total
Beginning Balance, March 18, 2020 (Inception)	$-	$-	$-	$-

Common Stock, Class A	2,000	78,000	-	80,000
Common Stock, Class B	250	62,250	-	62,500
Net Loss	-	-	(88,901)	(88,901)
Ending Balance, May 31, 2020	$2,250	$140,250	$(88,901)	$53,599

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

STATEMENT OF CASH FLOWS

FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Cash flows from operations:
Net loss	$(88,901)
Adjustments to reconcile cash flow:
Interest expense	33
Deferred tax asset	(23,632)
Net adjustments	(23,599)

Net cash used by operations	(112,500)

Cash flows from investing activities:
Purchase of intellectual property	(80,000)

Net cash used by investing activities	(80,000)

Cash flows from financing activities:
Issuance of common stock	142,500
Proceeds received from shareholder note payable	50,500

Net cash provided by financing activities	193,000

Increase in cash	500
Cash at inception on March 18, 2020	-
Cash as of May 31, 2020	$500

SEE ACCOMPANYING AUDITOR'S REPORT

The accompanying notes are an integral part of these financial statements

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

NOTE 1 - BACKGROUND & SIGNIFICANT ACCOUNTING POLICIES

General:

My Palace Portal, Inc. (“MPP” or the “Company”) was incorporated in the state of Wyoming on March 18, 2020 with its home office and operations based in Grand Prairie, Texas. The Company is in a development stage focused on developing and marketing a one-stop home management program designed to organize and track homeowner’s items, oversee home-improvement, monitor home equity, provide access to resources, valuable data, and other useful homeowner tools and provide access to approved home improvement specialists. The company's marketing programs are directed at licensed real estate professionals.

Basis of Presentation:

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP"). The financial data and information about the Company have been prepared by the Company’s management.

Estimates, Risks, and Uncertainties:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Thus, actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents:

The Company considers cash on hand, cash in banks, and certificates of deposits as cash and cash equivalents which are short-term, highly liquid investments that are readily convertible to known amounts of cash. The Company maintains a bank account at American National Bank & Trust which is a financial institution insured by the Federal Deposit Insurance Corporation (FDIC). During the period from inception (March 18, 2020) to May 31, 2020 the Company did not have any balances in excess of the FDIC insurance limit. The Company does not believe it is exposed to any significant credit risk on these deposits, and has, to date, not experienced any deposit losses.

Intellectual Property:

On April 15, 2020, the Company purchased an on-line program tool and website  designed to provide homeowners with on-line comprehensive home ownership tools and services for $80,000. The development of the online homeowner’s tool is still ongoing with the anticipated release of the tool to subscription in November 2020. Additional costs associated with the development of the online homeowner’s tool will continue to be capitalized on the balance sheet until such time that the tool is released to subscription.

Organizational Costs:

The Company incurred $112,500 of organization costs in connection with the formation and start-up period and the costs have been expensed as incurred. The costs incurred include legal fees related to formation document preparation and filing, legal fees related to the acquisition of intellectual property, and legal fees related to the preparation of the Company’s offering statement, and compensation incurred during the development stage.

Income Taxes:

The Company is taxed as a C corporation for federal income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rate which will be in effect when these differences are expected to reverse. Deferred tax expense results from changes in deferred tax assets and liabilities.

The Company assesses its income tax positions subject to examination based on evaluation of the facts, circumstances, and information available at the reporting date. As of May 31, 2020, the Company did not have any uncertain tax positions. The Company is subject to routine audits by authorities from various taxing jurisdictions. There is, however, currently no audit in progress.

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Fair Value Measurements:

Accounting standards require disclosures that categorize assets and liabilities measured at fair value into one of three different levels, depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted  prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or assumptions about pricing by market participants.

NOTE 2 – COMMITMENTS AND CONTINGENCIES

The Company was organized in March 2020 and has a limited operating history with no revenues. The Company plans to raise funds through a public offering to fund the continued development and deployment of the online homeowners’ tool. The operation of the Company depends on net proceeds from the offering and additional shareholder loan advances. The Company may not be profitable because of the unforeseeable nature of the development stage operation.

The Company from time to time may be named as a party in proceedings involving disputes. With known contingent liabilities, the Company records a liability when a loss is probable and the amount can be reasonably estimated. As facts concerning contingent liabilities become known, the Company reassesses its position on accrued liabilities and other potential exposures.

The Company’s bank account balances from time to time may exceed the FDIC limit of

$250,000. The Company maintains a bank account at American National Bank & Trust. During the period from inception (March 18, 2020) to May 31, 2020 the Company’s bank balance at American National Bank & Trust was below the FDIC insurance limit.

NOTE 3 – FAIR VALUE MEASUREMENT

The carrying amounts reported in the balance sheets for current assets and current liabilities are reasonable estimates of fair value because of the short-term nature of these financial instruments. These financial instruments are not required to be marked to fair value on a recurring basis. Similarly, the Company uses the cost method in its measure of intellectual property and believes the carrying amounts reported in the balance sheets for intellectual property are also reasonable estimates of fair value. The Company’s other assets and liabilities are considered “Level 3” fair value measurements.

NOTE 4 – DEFERRED TAX ASSETS

The net deferred tax assets consist of the following:

Current	$7,533
Long-term	105,000
Total	$112,533

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end. The Company incurred $112,500 of organization costs in connection with the formation and start-up period and the costs have been expensed as incurred. For federal income tax purposes, the organizational costs are amortized over a 15-year period. The result of the timing difference in realization of the organizational costs expense is a current and deferred tax benefit.

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

The benefit from income taxes consists of the following:

Federal:
Current	$1,582
Deferred	22,050
Total	$23,632

NOTE 5 – NOTE PAYABLE TO SHAREHOLDER

In connection with the purchase of the online homeowner’s tool, the Company financed

$50,500 from a shareholder under a promissory note. The terms of the promissory note specify principal and interest are due on demand with annual interest of 8.0% on the unpaid principal. During the period from inception (March 18, 2020) to May 31,2020, the Company accrued and expensed $33 of interest expense under the note. The balance of the note payable to shareholder as of May 31, 2020 is $50,533.

NOTE 6 – SHAREHOLDER’S EQUITY

The Company has authorized 2,500,000 shares of Class A common stock and has issued 2,000,000 shares at $.001 par. This issuance led to $2,000 of Class A common stock and

$78,000 of Class A additional-paid-in-capital on the financial statements. The Company has authorized 25,000,000 shares of Class B common stock and has issued 250,000 shares at $.001 par. The issued Class B shares were issued to the Company’s directors and executives in exchange for their services and contribution to the company during the formation period. This issuance led to $250 of Class B common stock and $62,250 of additional-paid-in-capital on the financial statements.

There are 2,000,000 shares of common stock – Class A and 250,000 shares of common stock – Class B outstanding as of May 31, 2020. Class A common shares are convertible into Class B common shares at a conversion rate of 20 shares of Class B shares for 1 share of Class A common shares. Holders of Class A Common Stock are entitled to 100 votes for each share of Class A held by the holder on all matters submitted to vote by the shareholders. Class B common shares are not convertible to Class A and holders of Class B Common shares are entitled to one vote for each share of Class B Common Shares held by the holder on all matters submitted to vote all the shareholders.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company enters into related party transactions in the normal course of business. On May 28, 2020 the Company borrowed $50,500 under a promissory note from a shareholder. Interest of $33 related to the promissory note was accrued during the period from inception (March 18, 2020) to May 31, 2020.

NOTE 8 – GOING CONCERN

The Company did not generate revenue and incurred $112,533 in expenses during the period from inception (March 18, 2020) to May 31, 2020. As referenced in note 2 above, the Company plans to raise funds from a public offering. No substantial revenues are anticipated until the Company’s offering is complete, the Company has completed the development of the online homeowners’ tool, and subscriptions can begin. The profitability of the Company is uncertain because of the nature of a start-up business. These conditions raise an uncertainty about the Company’s ability to continue as a going concern.

MY PALACE PORTAL, INC.

NOTES TO THE FINANCIAL STATEMENTS

PERIOD FROM INCEPTION (MARCH 18, 2020) TO MAY 31, 2020

Management has evaluated these conditions and determined the following alleviates this uncertainty:

•Since inception on March 18, 2020, the Company has financed its initial costs through issuance of common stock to officers and directors and with an on- demand note payable to a shareholder. The Company does not expect the note payable to be due within 12 months.

•The Company anticipates operating costs for the next 12 months from the reporting date to be approximately $ 25,000 to $50,000. The Company has the commitment from the current sole Class A shareholder to fund these expenses with additional shareholder loans should the offering do not provide adequate funds.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 28, 2020 the date the report was available to be issued, no subsequent events requiring accrual or disclosure were identified.